                                                                      Exhibit 12

                THE COLUMBIA GAS SYSTEM, INC., AND SUBSIDIARIES

 Statements of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                ($ in millions)

                                                                                              Twelve Months
                                                                                             Ended December 31,
                                                                     ---------------------------------------------------------------

                                                                      1994         1993        1992          1991           1990
                                                                      ----         ----        ----          ----           ----

Consolidated Income (Loss) from Continuing Operations
before Income Taxes and Extraordinary  Charges  . . . . . . . .      392.2         288.1       161.4      (1,205.8)          162.6

Adjustments:
     Interest during construction . . . . . . . . . . . . . . .          -             -           -          (3.4)          (10.0)
     Distributed (Undistributed) equity income  . . . . . . . .       (0.9)         (0.1)       (0.1)         (2.4)            2.9
     Fixed charges  . . . . . . . . . . . . . . . . . . . . . .       14.8         101.5        13.7         139.9           182.5
                                                                    -------       -------     -------    ----------       ---------
          Earnings Available  . . . . . . . . . . . . . . . . .      406.1         389.5       175.0      (1,071.7)          338.0
                                                                    -------       -------     -------    ----------       ---------

Fixed Charges:
     Interest on long-term and short-term debt  . . . . . . . .        0.7           3.1         4.9         112.4           170.6
     Other interst  . . . . . . . . . . . . . . . . . . . . . .       14.1          98.4         8.8          27.6            10.5
                                                                    -------       -------     -------    ----------       ---------
          Total Fixed Charges before Adjustments*,**  . . . . .       14.8         101.5        13.7         140.0           181.1
                                                                    -------       -------     -------    ----------       ---------

Adjustments:
     Gain/(Loss) on reacquired debt . . . . . . . . . . . . . .          -             -           -          (0.1)            1.4
                                                                    -------       -------     -------    ----------       ---------
          Total Fixed Charges . . . . . . . . . . . . . . . . .       14.8         101.5        13.7         139.9           182.5
                                                                    -------       -------     -------    ----------       ---------

Ratio of Earnings Before Taxes to Fixed Charges . . . . . . . .      27.44          3.84       12.77        N/A(a)            1.85
                                                                    =======       =======     =======    ==========       =========



(a) To achieve a one-to-one coverage, the Corporation would need an additional $1,211.6 million of earnings.

 * This amount excludes approximately $222 million, $207 million, $203 million and $84 million of estimated interest expense not recorded for 1994, 1993, 1992 and 1991, respectively. Reference is made to the Statements of Consolidated Income for the twelve months ended December 31, 1994, as reported in Form 10-K and to Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

** This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for each of the twelve months ended December 31, 1994, 1993, 1992 and 1991, and $6.7 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1990.